Exhibit 10.6

Summary Translation

Purchase Agreement between Zhejiang Apeikesi Energy Co., Ltd and Tantech Energy Technology Co., Ltd

Party A (the Buyer): Zhejiang Apeikesi Energy Co., Ltd

Party B (the Transferor/Seller): Tantech Energy Technology Co., Ltd

On December 14, 2017, Tantech Energy Technology Co., Ltd (“Tantech”) entered into a sale agreement (the “Agreement”) and related agreements to transfer its Electric Double–layer Capacitor (“EDLC”) carbon business (including intellectual property rights related to EDLC carbon and the equipment for R&D and production, customer resources and marketing channels) to Zhejiang Apeikesi Energy Co., Ltd (“Apeiksi”). Total purchase price is RMB 16 million.

The payment will be made over 10 years by Apeiksi to Tantech. The first payment of 28% of the total purchase price, or RMB 4.48 million, will be made in 2017, which consists of RMB 3.2 million in cash advancement and RMB 1.28 million as payment for Tantech’s EDLC carbon related IP rights; the remaining balance of the purchase price will be paid evenly over the next nine years.

Tantech shall transfer all its EDLC carbon related IP rights to Apeiksi within five business day after receiving the first payment. Within ten days after Apeiksi has made the total payment of the purchase, Tantech shall transfer all R&D equipment and production equipment to Apeiksi. During the period of this Agreement, the usage rights of the above-mentioned equipment belongs to Apeiksi.

Apeiksi agrees to pledge all IP rights to Tantech upon receiving those IP rights from Tantech to guarantee the purchase payment made by Apeiksi.

Any defaulting party shall pay the other party RMB 1,000,000 as compensation when terminating the Agreement without any consent from the other party or failing to perform under the terms of the Agreement.

Tantech agrees to lease its existing production facility to Apeiksi by signing a separate lease agreement. Tantech shall be responsible for having EDLC assets to be appraised and shall bear the cost of such valuation process.

If Apeiksi choose to make advance settlement on the remaining balance, Tantech shall provide 5% discount.

The Agreement is made in quadruplicate with all parties herein holding 2 copies each with the same legal effect.

Zhejiang Apeikesi Energy Co., Ltd

/s/ Corporate Chop

By: /s/ Zaihua Chen

Name: Zaihua Chen

Tantech Energy Technology Co., Ltd

/s/ Corporate Chop

By: /s/ Zhengyu Wang

Name: Zhengyu Wang

The Agreement includes:

Appendix 1: capacitor carbon related intellectual property directory

Appendix 2: research and production equipment lists